EXHIBIT 99.1

[DOMINION LOGO]

DOMINION ANNOUNCES A 16 PERCENT INCREASE
IN 2002 OPERATING EARNINGS TO $4.83 PER SHARE

  2002 results include a 5 cent per share negative timing impact from natural gas hedges; impact will effectively reverse in 2003
  Company reaffirms 2003 operating earnings guidance of $4.60 to $4.80 per share and 5 to 7 percent growth after 2003
  Company announces further net capital investment reductions
  Company launches consent to remove downgrade triggers on Dominion Fiber Ventures notes and offers to purchase all outstanding notes
  Conference call scheduled for 10 a.m. EST today to discuss 2002 financial results and forward outlook

RICHMOND, Va., January 23, 2003 - Dominion (NYSE: D) announced today consolidated operating earnings for the 12 months ended December 31, 2002, of $1.365 billion ($4.83 per share), compared with operating earnings of $1.053 billion ($4.17 per share) for the same period in 2001. This represents a 15.8 percent year-over-year increase in earnings per share.

Operating earnings for 2002 exclude an after-tax charge of $8 million (3 cents per share) related to a Dominion Capital asset impairment partially offset by the effect of a $5 million after-tax adjustment (2 cents per share) to restructuring liabilities accrued in 2001, reflecting a reduction in the amounts originally expected to be incurred. These items combined to result in a net after-tax charge of $3 million (1 cent per share).

Operating earnings for 2001 exclude special after-tax charges of $97 million (38 cents per share) resulting from Dominion's estimated Enron exposure; $136 million (54 cents per share) related to the buyout of power purchase contracts and non-utility generating units previously serving the company under long-term contracts; $25 million (10 cents per share) associated with the divestiture of Saxon Capital Inc.; $68 million (27 cents per share) in restructuring charges associated with a senior management restructuring initiative announced in November of 2001 and other restructuring costs; and $183 million (73 cents per share) from a write-down of Dominion Capital assets.

Reported net income for the 12 months ended December 31, 2002, was $1.362 billion ($4.82 per share), compared with $544 million ($2.15 per share) in 2001.

Thos. E. Capps, chairman, president and chief executive officer, said:

"Our 2002 results were in line with the company's plans as well as external guidance. Earnings were negatively impacted about 5 cents per share by a mark-to-market loss on natural gas hedges related to expected 2003 production. The 2002 earnings impact of these hedges will effectively reverse in 2003 as the hedges are settled and the related natural gas is produced and sold. While operating earnings are expected to decline modestly in 2003 to a previously announced range of $4.60 to $4.80 per share, Dominion is positioned to grow earnings 5 to 7 percent annually after 2003 and continue paying the company's $2.58 per share annual dividend."

In selected 2002 highlights Dominion:

  Raised approximately $2 billion in equity and equity-linked securities;
  Added 2,015 megawatts of new generation through construction and acquisition, bringing portfolio to about 24,000 megawatts;
  Increased gas and oil reserves 24 percent to 6.1 trillion cubic feet equivalent; and,
  Added more than 46,000 net customers to the franchise customer base.

Capps said: "Dominion further strengthened its position in the energy marketplace with key additions to its energy portfolio, including the acquisitions of State Line power station and the Cove Point LNG facility, and the successful integration of Louis Dreyfus Natural Gas, acquired in November 2001, into Dominion. Dominion's financial strength has continued to improve over the past year, as we have strengthened the balance sheet, improved fixed-charge coverage ratios and enhanced liquidity. We have moderated our growth plans somewhat and are focusing intensely on improving free cash flow - or operating cash flow minus net capital investments and dividends. But, we do so while continuing to lay a solid foundation for future growth."

In response to difficult energy and financial market conditions, Dominion has over the past year significantly reduced its future capital spending plans. Today Dominion announced it has reduced its planned 2003 net capital investments to about $2.5 billion and has reduced planned 2004 net capital investments to about $2.2 billion. With these latest reductions, the company expects to be between $100 million and $300 million free cash flow negative in 2003 and between $300 million and $500 million free cash flow positive in 2004. In addition, the company projects it will raise about $160 million per year in equity through the dividend reinvestment and 401k plans, substantially covering its net financing needs in 2003 and enhancing the company's expected positive cash flow position in 2004.

Dominion will discuss details of its cash flow and capital spending projections for 2003 and 2004 on today's earnings conference call.

Separately, Dominion announced today that it has launched a tender and consent offering for the Dominion Fiber Ventures notes. Dominion is seeking the consent of the note holders to remove the note downgrade triggers, and is tendering to purchase all of the outstanding notes.

Capps said: "While management never considered the trigger provisions to pose a liquidity concern, we have decided to take these steps to eliminate the 'headline risk' associated with having debt triggers."

Full-year earnings breakdown by operating segment

Dominion Energy contributed $770 million ($2.72 per share) to 2002 earnings compared to $723 million ($2.86 per share) in 2001. The change in Dominion Energy's 2002 earnings resulted primarily from the effects of corporate hedges on natural gas production, share dilution and other factors, which were partially offset by customer growth, favorable weather in the electric franchise area and lower taxes.

Dominion Delivery earned $455 million ($1.61 per share) in 2002 compared to $367 million ($1.45 per share) in 2001. The increase in Dominion Delivery's earnings is primarily attributable to favorable temperatures, customer growth, reduced expenses and lower taxes, partially offset by share dilution and other factors.

Dominion Exploration & Production (E&P) contributed $380 million ($1.34 per share) to 2002 earnings, up from $320 million ($1.27 per share) in 2001. The increase in Dominion E&P's earnings is primarily attributable to higher production, which was offset by lower average realized prices, increased expenses, share dilution and other factors.

The corporate segment, including Dominion Capital, posted net expenses of $240 million (84 cents per share) for the year, compared to net expenses of $357 million ($1.41 per share) in 2001. The decrease in the corporate segment's net expenses is principally attributable to the elimination of goodwill amortization, lower taxes and higher earnings at Dominion Capital.

Fourth-quarter earnings breakdown by operating segment

Consolidated operating earnings for the fourth quarter ended December 31, 2002, were $342 million ($1.13 per share), compared to operating earnings of $231 million (89 cents per share) in the fourth quarter of 2001. Fourth-quarter 2002 earnings exclude an after-tax charge of $8 million (3 cents per share) related to a Dominion Capital asset impairment which was partially offset by a $5 million after-tax adjustment (2 cents per share) to restructuring liabilities accrued in 2001, reflecting a reduction in the amounts originally expected to be incurred. These items combined to result in a net after-tax charge of $3 million (1 cent per share). Fourth-quarter 2001 earnings exclude special after-tax charges of $97 million (37 cents per share) resulting from Dominion's estimated Enron exposure; $68 million (27 cents per share) in restructuring charges associated with a senior management restructuring initiative and other restructuring costs; and $183 million (70 cents per share) from a write-down of Dominion Capital assets.

Dominion Energy contributed $185 million (61 cents per share) to fourth-quarter 2002 earnings compared to $127 million (49 cents per share) in the fourth quarter of 2001. The increase in Dominion Energy's fourth-quarter 2002 earnings resulted from customer growth, cooler weather in the electric franchise area, lower taxes and other factors, partially offset by the effect of corporate hedges on natural gas production and share dilution.

Dominion Delivery earned $125 million (41 cents per share) in its fourth quarter compared to $93 million (36 cents per share) for the same period in 2001. The increase in Dominion Delivery's fourth-quarter earnings is primarily attributable to lower than normal temperatures and customer growth, which were partially offset by higher expenses, share dilution and other factors.

Dominion Exploration & Production (E&P) contributed $109 million (36 cents per share) to fourth-quarter 2002 earnings, up from $86 million (33 cents per share) in the fourth quarter of 2001. The increase in Dominion E&P's fourth-quarter earnings is primarily attributable to higher production, which was offset by lower average realized prices, share dilution and other factors.

The corporate segment, including Dominion Capital, posted net expenses of $77 million (25 cents per share) for the quarter, compared to net expenses of $75 million (29 cents per share) in the fourth quarter of 2001. The change in the corporate segment's net expenses is attributable to reduced earnings of Dominion Capital and other expenses partially offset by the elimination of goodwill amortization and share dilution.

Conference call for investors / media

Dominion will host a conference call for investors today at 10 a.m. EST during which Dominion management will review 2002 results and the going-forward outlook, including cash flow, capital spending and earnings guidance. Members of the media are also invited to listen.

Domestic investors who wish to participate in the conference call should dial

877-241-5946. International investors should call 706-643-0540. Participants should dial in 5 to 10 minutes prior to the scheduled start time.

A live web cast of the conference call will be available on the company's investor information page at www.dom.com/investors.

A tape recording of the conference call will be available from approximately 1 p.m. EST January 23 through 11 p.m. EST January 30. Domestic investors may access the recording by dialing 800-642-1687. International callers should dial 706-645-9291 to access the recording. The conference ID for the replay is 7551071. A replay of the conference call also will be available on the company's investor information home page by the end of the day January 23.

Dominion is one of the nation's largest producers of energy, with a diversified and integrated energy portfolio consisting of 24,000 megawatts of generation, 6.1 trillion cubic feet equivalent of natural gas reserves, 7,700 miles of natural gas transmission pipeline and more than 960 billion cubic feet of storage capacity. Dominion also serves 3.9 million franchise natural gas and electric customers in five states. In addition, Dominion owns a managing equity interest in Dominion Fiber Ventures LLC, owner of Dominion Telecom. For more information about Dominion, visit the company's web site at www.dom.com.

This release contains forward-looking statements including our expectations for 2003 earnings and for future annual growth rates that are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service area, fluctuations in energy-related commodity prices, changes to rating agency requirements, changing financial accounting standards, trading counterparty credit risks, risks related to energy trading and marketing, risks associated with successfully executing the telecommunications business plan and other uncertainties. Other risk factors are detailed from time to time in the company's Securities & Exchange Commission filings.

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Media Contacts:	Mark Lazenby	(804) 819-2042
	Hunter Applewhite	(804) 819-2043

Analyst Contacts:	Tom Wohlfarth	(804) 819-2150
	Joe O'Hare	(804) 819-2156

Dominion Resources, Inc.
Preliminary Earnings Report - Operating Segments
December 31, 2002

(millions, except earnings per share)
	4th Quarter Ended December 31		12 Months Ended December 31
	2002	2001	2002	2001

Operating Revenues & Income	$2,706	$ 2,507	$10,218	$10,558

Earnings:
Dominion Energy	$ 185	$ 127	$ 770	$ 723
Dominion Delivery	125	93	455	367
Dominion Exploration & Production	109	86	380	320
Corporate, Dominion Capital & Other	(77)	(75)	(240)	(357)
OPERATING EARNINGS (EXCLUDING SPECIAL ITEMS)	$ 342	$ 231	$ 1,365	$1,053
Special Items (see Note 1)	(3)	(348)	(3)	(509)
REPORTED NET INCOME	$ 339	$ (117)	$ 1,362	$ 544

Common Shares Outstanding (average, diluted)	301.9	260.8	282.6	252.5

Earnings Per Share (EPS):
Dominion Energy	$ 0.61	$ 0.49	$ 2.72	$ 2.86
Dominion Delivery	0.41	0.36	1.61	1.45
Dominion Exploration & Production	0.36	0.33	1.34	1.27
Corporate, Dominion Capital & Other	(0.25)	(0.29)	(0.84)	(1.41)
OPERATING EARNINGS (EXCLUDING SPECIAL ITEMS)	$ 1.13	$ 0.89	$ 4.83	$ 4.17
Special Items (see Note 1)	(0.01)	(1.34)	(0.01)	(2.02)
REPORTED NET INCOME	$ 1.12	$ (0.45)	$ 4.82	$ 2.15

Note 1: Special Items
Pre-tax
NUG buyout				$ (220)
Loss on sale of Saxon Mortgage				$ (40)
Enron impairment		$ (151)		$ (151)
Restructuring & acquisition-related charges	$ 8	$ (105)	$ 8	$ (105)
Financial service asset impairment	$ (13)	$ (281)	$ (13)	$ (281)

After-tax
NUG buyout				$ (136)
Loss on sale of Saxon Mortgage				$ (25)
Enron impairment		$ (97)		$ (97)
Restructuring & acquisition-related charges	$ 5	$ (68)	$ 5	$ (68)
Financial service asset impairment	$ (8)	$ 183)	$ (8)	$ (183)

EPS impact
NUG buyout				$ (0.54)
Loss on sale of Saxon Mortgage				$ (0.10)
Enron impairment		$ (0.37)		$ (0.38)
Restructuring & acquisition-related charges	$ .02	$ (0.27)	$ 0.02	$ (0.27)
Financial service asset impairment	$ (0.03)	$ (0.70)	$ (0.03)	$ (0.73)

Dominion Preliminary 4th Quarter Variance Reconciliation (unaudited)

Reconciling Items	2002 vs. 2001 Quarter-vs.-Quarter Variance (cents per share)	2002 vs. 2001 Year-vs.-Year Variance (cents per share)

Dominion Energy (61 cents 4Q '02 vs. 49 cents 4Q '01) ($2.72 full-year 2002 vs. $2.86 full-year 2001)
Customer growth	2	10
Weather	15	33
Energy Clearinghouse	-	(2)
Corporate hedge on 2002 gas production	1	(12)
Corporate hedge on 2003 gas production	(4)	(5)
Taxes	4	6
Other	4	(11)
Share dilution	(10)	(33)
Total	12	(14)

Dominion Delivery (41 cents 4Q '02 vs. 36 cents 4Q '01) ($1.61 full-year 2002 vs. $1.45 full-year 2001)
Customer growth	1	4
Weather - electric	7	15
Weather - gas	10	7
O&M expense	-	9
Service restoration expense	(1)	(1)
Bad debt expense	(4)	(2)
Taxes	-	2
Other including share dilution	(8)	(18)
Total	5	16

Dominion E&P (36 cents 4Q '02 vs. 33 cents 4Q '01) ($1.34 full-year 2002 vs. $1.27 full-year 2001)
Production	12	68
Average realized prices	(1)	(35)
O&M expense	(2)	(10)
Other including share dilution	(6)	(16)
Total	3	7

Corporate, Dominion Capital & Other (-25 cents 4Q '02 vs. -29 cents 4Q '01) (-84 cents full-year 2002 vs. -$1.41 full-year 2001)
Goodwill expense	8	35
Taxes	-	7
Dominion Capital	(2)	10
Other including share dilution	(2)	5
Total	4	57